Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Prices Underwritten Offering

CORAL GABLES, FL, May 24, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced the pricing of an underwritten offering of 6,000,000 units, with each unit consisting of one share of its common stock and a warrant to purchase up to one share of its common stock, at a public offering price of $0.80 per unit. Catalyst expects to receive net proceeds of approximately $4.0 million (not including any cash proceeds from a future exercise of the warrants), after deducting the underwriting discount and estimated offering expenses. The warrants will have a 5-year term and an exercise price equal to $1.04 per share. The offering is expected to close on May 30, 2012, subject to customary closing conditions.

Cowen and Company, LLC is acting as sole book-running manager for the offering. ROTH Capital Partners is serving as a co-manager.

The proceeds of this offering will be used: (i) to fund the activities necessary to support the submission of an NDA for CPP-109 for FDA approval and to begin to prepare for the commercial launch of CPP-109, assuming that the data from the currently ongoing Phase II(b) trial are compelling and the FDA accepts an NDA submitted by Catalyst for CPP-109 based on the data from the Phase II(b) trial; (ii) to manufacture sufficient CPP-115 for use in one or more future safety and/or proof-of-concept studies of CPP-115; and (iii) for general corporate purposes.

These securities are being offered and sold pursuant to a registration statement (File No. 333-180617) that was declared effective by the Securities and Exchange Commission (SEC) on May 23, 2012. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. You may obtain copies of the final prospectus relating to the offering for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained from the offices of Cowen and Company, LLC (c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106).

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases and disorders of the central nervous system, including the treatment of addiction and epilepsy. Catalyst has two products in development, CPP-109 and CPP-115, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109, in a Phase II(b) study for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst expects to develop CPP-115 for addiction, epilepsy (initially infantile spasms) and other CNS indications. CPP-109 and CPP-115 have been granted “Fast Track” status by the FDA for the treatment of cocaine addiction. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the U.S. Food & Drug Administration and has been granted EU medicinal product designation for the treatment of West Syndrome by the European Commission. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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